EXHIBIT 19

ESCO TECHNOLOGIES INC.

INSIDER TRADING POLICY

(Revised February 2, 2023)

PURPOSE AND SCOPE

The purposes of this ESCO Technologies Inc. Insider Trading Policy (“Policy”) are to: (1) reiterate the Company’s prohibitions against Illegal Insider Trading and the other activities described below; and (2) provide guidance to ensure compliance with applicable law and Company policy.

This Policy applies to every director, officer and employee of the Company, and in certain cases (described below) to former directors, officers or employees. Company directors, officers and certain other designated individuals are also subject to the additional “Supplement to Insider Trading Policy for Senior Company Officials.”

BACKGROUND

Various Federal and State laws prohibit what has come to be known as Illegal Insider Trading. The consequences of violations of these laws are extremely serious. For example, under Federal law, the following may be imposed:

(a)Civil penalties of up to three times the profit gained or loss avoided;

(b)A criminal fine of up to $1,000,000; and

(c)A jail term of up to ten years.

The Company may also suffer fines and penalties for failure to take appropriate steps to prevent Illegal Insider Trading. Furthermore, the Company’s commitment to uncompromising ethical standards requires conduct in accordance with this Policy.

DEFINITIONS

As used in this Policy:

“Company” means ESCO Technologies Inc. and all of its subsidiaries.

“Associated Company” means any corporation in which the Company has a substantial interest in or is acquiring such an interest or one with which the Company is about to enter into a major project or major contract or one in which the Company participates with in a joint venture or partnership or of a corporation which is buying or selling a substantial amount of assets from or to the Company. Prohibitions in this policy apply to Associated Company Securities in addition to Company Securities if an individual is in possession of Material Non-public Information concerning such Associated Company.

“Illegal Insider Trading” means buying or selling Company or Associated Company Securities or recommending or facilitating the buying or selling of Company or Associated Company Securities by another while in possession of Material Non-public Information.

“Material Non-Public Information” means any information regarding the Company or an Associated Company that is not known generally to the public and that an investor could reasonably consider important in making a decision to buy, sell or hold Company or Associated Company Securities. Note that such information must be both “material” and “non-public.”

Materiality typically involves a relatively low threshold. Information is “material” if it has market significance. Examples of such information may include, but are not limited to: projections of future earnings or losses; pending or proposed acquisitions, mergers or divestitures; the anticipated introduction of significant new products; significant discoveries regarding the Company’s products or methods of manufacture; the gain or loss of a substantial customer or contract; the institution by or against the Company of significant litigation or the resolution thereof; major management changes and significant changes in financial position. It should be pointed out that such information may be positive or negative.

Information is “non-public” if it has not been disseminated in a manner designed to reach investors generally. Information available only to a select group of analysts, brokers or institutional shareholders is “non-public” and remains so until such information has been generally disseminated. Furthermore, information remains “non-public” even after a general release of such information to the public until the public has had sufficient time to digest such information. In the case of earnings information, forty eight (48) hours after release of an earnings report is considered sufficient time for the public to digest such information.

“Securities” has the broadest meaning given to it under Federal law, but includes at a minimum (i) common stock of the Company, and (ii) any other stock or debt instrument of the Company or an Associated Company in which an individual may acquire, hold or sell any interest, regardless of how such Securities are acquired. For example, this Policy applies equally to shares of Company common stock acquired as compensation, purchased through the Company’s ESPP, purchased on the open market, or received by gift.

PROHIBITED ACTS

It is the policy of the Company that no director, officer, or employee of the Company shall illegally use or disclose any Material Non-Public Information acquired by virtue of his or her association with the Company or engage in any activity prohibited by this Policy.

In furtherance of this Policy each director, officer and employee of the Company is:

(1)	Prohibited from divulging Material Non-Public Information acquired by virtue of his or her association with the Company;
(2)	Prohibited from trading or causing trading in Company Securities while in possession of Material Non-Public Information; and
(3)	Prohibited from engaging in speculative or hedging transactions in Company Securities, including those involving puts, calls or other derivative securities or “short” sales.

Each of the above elements is described in detail below.

1.	Prohibition on Divulging Material Non-Public Information.

No director, officer or employee of the Company may disclose Material Non-Public Information to any other person (other than another Company director, officer or employee or any authorized Company representative who has a legitimate and clear need to know). This unauthorized disclosure may have severe consequences, particularly if the disclosing person has any reason to believe that such information will be improperly used in connection with securities trading. This is generally known as “tipping” and there has been extensive litigation involving tippers and tippees. Both the tipper and tippee have been subject to heavy fines and penalties. It is not necessary that the tipper benefit in any way from the transactions of the tippee.

A person who ceases being a director, officer or employee will remain subject to this prohibition until the information has become public or is no longer material.

2.	Prohibition on Trading When in Possession of Material Non-Public Information.

No director, officer or employee of the Company may directly or indirectly purchase or sell Company Securities or recommend or facilitate the purchase or sale of Company Securities by another while in possession of Material Non-Public Information. This prohibition includes the purchase or sale made by such person, his or her spouse, his or her minor children and other persons living in such person’s household or any entity over which such person exercises control.

This prohibition extends to transactions beyond the direct purchase and sale of Company Securities in the marketplace. Increasing participation levels in the ESPP is prohibited while the participant is in possession of Material Non-Public Information.

A person who ceases being a director, officer or employee will remain subject to this prohibition until the information has become public or is no longer material.

3.	Prohibition on Speculative or Hedging Transactions.

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in speculative transactions in the Company’s securities or in other transactions which might give the appearance of impropriety. Therefore, this Policy also prohibits the following transactions:

Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. Accordingly, short sales of the Company’s securities are prohibited. Directors and officers should also note that they are prohibited by Section 16(c) of the Exchange Act from engaging in short sales.

Derivative Securities. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the transacting person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities based on the Company’s securities are prohibited.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a stockholder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the Company’s other shareholders. Accordingly, hedging and similar transactions are prohibited.

COMPLIANCE WITH OTHER LAWS AND REGULATIONS

The foregoing elements of this Policy describe minimum standards of conduct only, and each director, officer or employee is expected to act in conformity with all Federal and State securities laws whether or not specifically covered by the above.

PENALTIES

In additional to any penalties which may be imposed by law, the Company may impose sanctions against any employee for his or her violations of this Policy, up to and including dismissal.

REPORTING OF VIOLATIONS; QUESTIONS

All persons subject to this Policy are required to report to the General Counsel any real or potential violation of this Policy of which such person becomes aware.

All persons subject to this Policy are encouraged to contact the General Counsel with any questions regarding this Policy or to discuss any specific contemplated transaction.

ESCO TECHNOLOGIES INC.

SUPPLEMENT TO INSIDER TRADING POLICY

FOR SENIOR COMPANY OFFICIALS

APPLICABLE TO CORPORATE OFFICERS AND DIRECTORS, EMPLOYEES AT CORPORATE HEADQUARTERS, PRESIDENTS, GENERAL MANAGERS AND OTHER DESIGNATED SENIOR EXECUTIVES

(Revised February 2, 2023)

In addition to the general prohibitions outlined in the attached ESCO Technologies Inc. (“Company” or “ESCO”) Insider Trading Policy (“Policy”), the Company has established additional rules, described in this Supplement, regarding the purchase and sale of Company Securities by officers and directors of the Company, Employees at ESCO Corporate Headquarters, Presidents and General Managers of ESCO subsidiaries, and other designated senior executives of the Company (collectively referred to as “Senior Company Officials”).

This Supplement is a part of the Policy, but its terms take precedence over any contrary provisions in any other part of the Policy.

Pre-Approval Required. All transactions in Company Securities by Senior Company Officials, including gifts, must be pre-approved by David M. Schatz, ESCO’s General Counsel at least two business days prior to a transaction, with a copy of any request concurrently provided to Stephen M. Savis, Chief Human Resources Officer. Unless revoked, pre-approval will remain valid until the earlier of the close of trading five business days following the day on which it was granted, or the close of the Trading Window. If the transaction does not occur during the approval period, pre-approval of the transaction must be re-requested. The Senior Company Official or their broker must provide the Company with a confirmation of each transaction not later than the first business day after the trade date.

Pre-approval is not required for purchases and sales of Company Securities under an Approved 10b5-1 Plan; provided, however, that the Senior Company Official shall promptly confirm all such transactions to ESCO’s General Counsel not later than the first business day after the trade date and note that the transactions were pursuant to a 10b5-1 plan.

“Approved 10b5-1 Plan” means a written plan, contract, instruction, or arrangement under Rule 10b5-1 under the Securities Exchange Act of 1934 that:

(i)has been reviewed and approved in advance of any trades thereunder by ESCO’s General Counsel (or, if revised or amended, such revisions or amendments have been reviewed and approved by ESCO’s General Counsel in advance of any subsequent trades), such approvals being subject to any legally necessary or appropriate cooling-off period determined by ESCO’s General Counsel;

(ii)was entered into in good faith by the Senior Company Official at a time when the Senior Company Official was not in possession of Material Non-Public Information;

(iii)gives a third party the discretionary authority to execute such purchases and sales, outside the control of the Senior Company Official, so long as such third party does not possess any Material Non-Public Information; or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and

(iv)directs the third party effecting transactions on behalf of the Senior Company Official to provide duplicate confirmations of all such transactions to ESCO’s General Counsel not later than the trade date noting that the transactions were pursuant to a 10b5-1 plan.

Purchases and Sales. Purchases and sales of Company Securities by a Senior Company Official are permitted only when such person is not in possession of Material Non-Public Information, and then only during a Trading Window. “Trading Window” means the period of time beginning on the start of the third full trading day following the issuance of the Company’s earnings release and closing at the end of the seventh calendar day of the third month of each financial quarter (or if such day is not a trading day, then the last preceding trading day), or such other period as is provided in the following paragraph or as may be announced from time to time by the Company. These trading restrictions do not apply to transactions effected under an Approved 10b5-1 Plan.

Gifts. Gifts of Company Securities by a Senior Company Official are permitted only when such person is not in possession of Material Non-Public Information, and then only during a Trading Window. However, for the sole purpose of facilitating gifts qualifying for a charitable tax deduction under IRS Code Section 170 the Trading Window during the first quarter of each fiscal year will extend until December 31.

ESPP Participation Level Changes. A Senior Company Official may increase his or her ESPP participation level only when such person is not in possession of Material Non-Public Information, and then only within a Trading Window; however, a decrease in such person’s participation level is permitted at any time.

Restricted Activities – Pledging Company Securities. In addition to the general prohibitions, applicable to all directors, officers and employees, of transactions involving puts, calls, selling Company Securities “short”, hedging and other derivative securities, Senior Company Officials shall not pledge Company Securities as collateral for a loan or hold Company Securities in a margin account.

Compliance With Other Laws And Regulations. In addition to the terms of this Supplement and the other terms of the Policy, Senior Company Officials may be subject to a number of other laws and regulations pertaining to transactions in Company Securities. For example, ESCO’s directors and executive officers are subject to laws and rules regarding the timely reporting of transactions in Company Securities and governing purchases and sales of Company Securities within any six-month period.

Authority of General Counsel. The General Counsel may from time to time issue further restrictions, eliminate or shorten a Trading Window, or otherwise prohibit trading by Senior Company Officials.

All recipients of this Supplement are encouraged to contact the General Counsel with any questions regarding the Policy or this Supplement or to discuss any specific contemplated transaction.

INSIDER TRADING POLICY SUMMARY

For Senior Company Officials*

Applicable to Corporate Officers and Employees at Corporate Headquarters, Directors, Presidents, General Managers and other designated Senior Executives

Employee Category	Buy / Sell Restrictions in Market **	ESPP Participation Level Changes
◾ Corporate Officers, Corporate Employees, Directors, Presidents, General Managers and other designated Senior Executives
◾
General Counsel advance approval required and copy of any request to ESCO Chief Human Resources Officer
◾
Only during Trading Window
◾
Prohibited when in possession of Material Insider Information.
◾
See special provision for calendar year end charitable tax deductible gifts

◾
Increasing participation level allowed within Trading Window provided individual is not in possession of Material Insider Information
◾
Decreasing participation level allowed at all times.
◾
Subsequent sale of shares governed by Buy/Sell Restrictions.

*

Subject to further restrictions which may be issued from General Counsel’s office. This Summary is to be read in conjunction with ESCO’s Insider Trading Policy.

**  See Insider Trading Policy for description of “Prohibited Acts”.

o
Trading Window is defined as the period of time beginning on the start of the third full business day following the issuance of the Company’s earnings release and closing at the end of the seventh calendar day of the third month of each financial quarter.
o
Material Insider Information is defined as any information that a reasonable investor could consider important in a decision to buy, hold or sell stock. In short, any information which could reasonably affect the price of the stock.
o
Gifts. Gifts of Company Securities are permitted when such person is not in possession of Material Non-public Information, and then only within a Trading Window. Additionally, for the sole purpose of facilitating gifts qualifying for a charitable tax deduction under IRS Code Section 170 the Trading Window will be extended until December 31 of such calendar year during the first quarter of each fiscal year.

(Revised February 2, 2023)